SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             MARKETCENTRAL.NET CORP.
               (Exact name of registrant as specified in charter)

                                    formerly

                     ALL AMERICAN CONSULTANT AIRCRAFT, INC.

                          GREAT AMERICAN LEASING, INC.

 Texas                                                             76-0270330
(Jurisdiction  of  Incorporation)     (I.R.S.  Employer  Identification  No.)

6401  South  Boston,  Q205,  Englewood  CO                              80111
(Address  of  principal  executive  offices)                      (Zip  Code)


                              CONSULTING AGREEMENT
                              (Full Title of Plan)

                                 William Stocker
                                 Attorney at Law
                     34700 Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
                    phone (949) 248-9561  fax (949) 248-1688

                               (Agent for Service)

                                  June 20, 2001

                       CALCULATION OF REGISTRATION FEE (1)

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Title of Securities    Amount to be    Proposed       Proposed    Amount of
To Be Registered       Registered      Maximum        Maximum     Registration
                                       Offering       Aggregate   Fee
                                       Price Per      Offering
                                       Unit           Price
--------------------------------------------------------------------------------
$0.001 par value      400,000          $0.10      $40,000         $10.56
Common  Stock         shares            per share
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   1 The securities of the Issuer are presently trading or listed for trading on the Non-NASDAQ Bulletin Board of the NASD or elsewhere. The price is determined accordingly by reference to the last trading date, June 19, 2001, average close, discounted by 30%.

                                        1


                                     PART II

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under '12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Texas a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.


ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     The service providers have an interest in the securities requested to be issued.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The  following  provision is contained in the Articles of Incorporation, in
Article  IX,  provides:

           Each Director and officer or former Director or officer or any person who may have served at the request of this corporation as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor (and their heirs, executors, and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been such Director or officer, except in relation to any actions, suits, or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer (and his heirs, executors, and administrators) may be indemnified by the corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution

                                        2


of two-thirds (2/3) of those members of the Board of Directors of the corporation who are not involved in the action, suit, or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corporation are involved in the action, suit, or proceedings, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees, and expenses which would have been reasonable if the action, suit, or proceeding had been litigated to a conclusion. Such a determination by the Board of Directors, or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his Office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

     Provided as an exhibit hereto is the Consulting Agreement for services. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.10 per share per $0.10 of services performed.

ITEM  9.  UNDERTAKINGS.

     Not  Applicable.

                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 20, 2001.


                             MARKETCENTRAL.NET CORP.
                               A TEXAS CORPORATION

                                       by


/s/Paul  Taylor             /s/Paul  Taylor
   Paul  Taylor                Paul  Taylor
   President/Director          Secretary/Director

                                        3


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                                    EXHIBIT 1

              CONSULTING AGREEMENT BETWEEN ANDREW LEWIS AND ISSUER

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                                        4


                  Independent Contractor / Consulting Agreement

THIS AGREEMENT made and entered into this Thursday, June 14, 2001, by and between Market Central.Net Inc. (MKTS-OTC/BB) (Client), with its principal place of business at 6401 South Boston Street, Englewood, Colorado, 80111, and Mr. Andrew Lewis ( the Consultant ) of 445 West Barry Avenue - Apt 102 Chicago Illinois 60657.

                                    Recitals

WHEREAS, Client is engaged in the ownership and management of Market Central. Net Corp. (MKTS) OTCBB.

WHEREAS, Consultant is in the business of providing highly specific Internet consulting, including IP Protocol planning and supervision, IP administration & operations.

WHEREAS, in the operation of Client s business, Client is in need of the services which Consultant provides and wishes to enter into a business arrangement with Consultant to provide such services.

IN CONSIDERATION of the promises and mutual covenants hereby contained, it is hereby agreed as follows and will confirm the arrangements, terms and conditions pursuant to which the Consultant has been retained to serve as a consultant and to Client on a nonexclusive basis.

The  undersigned  hereby  agrees  to  the  following  terms  and  conditions:

Terms  of  Contract

This Agreement will become effective on Thursday, June 14, 2001 and will continue in effect for a period of Six (6) months unless earlier terminated pursuant to Section 5 of this Agreement.

Services  to  be  Performed  by  Independent  Contractor/Consultant

Duties of Independent Contractor. Contractor shall, at the request of the Company, upon reasonable notice, render the above noted services to the Company.

Duties of Consultant. Consultant agrees to provide certain Internet Protocol planning and liaison with certain of the Company's business partners.

The Consultant will provide such consulting services and advice pertaining to the Company s technology integrations as the Company may from time to time reasonably request.

This Agreement is not a contract for any form of Securities based listing services or services related to Securities or Market Making services.

Independent Contractor Status. It is the express intention of the parties that Consultant be an independent contractor and not an employee, agent of Client. Client shall have no right to and shall not control the method by which Consultant performs the above-described services. Consultant shall be entirely and solely responsible for its own actions and the sanctions of its agents, employees or partners while engaged in the performance of services required by the Agreement.

Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Consultant or any employee, agent or Consultant. Both parties acknowledge that Consultant is not an employee for state or federal income tax purposes and Consultant specifically agrees that it shall be exclusively liable for the payment of all income taxes, or the state or federal charges, that are due as a result of receipt of any consideration for the performance of services required by this Agreement.

Consultant agrees that any such consideration is not subject to withholding by the Client for payment of any taxes and also directs Client not to withhold any sums for the consideration paid to Consultant for the services provided hereunder.

Consultant shall retain the right to perform services for others during the term of this Agreement. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

Use of Employees of Contractor. Consultant may, at its own expense, use any employee or subcontractors in the performance of those services.

Expense. Consultant shall be reimbursed for all costs and expenses incident to the performance of services required by this Agreement, including but not limited to, the cost of materials used by Consultant, travel, telephone, fax, meals and supplies required specifically for the Company.

Available Time. Consultant shall make available such time as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this Agreement.

Compensation
Reimbursement for Out-Of-Pocket Expenses. Client shall not reimburse Consultant at net cost, for out-of-pocket expenses incurred by Consultant in furtherance of this Agreement for travel and related expenses, contact entertainment, postage, delivery services (e.g. Federal Express), printing, telex and other third party expenses PROVIDED THAT any such expenses in excess of $500 (exclusives of airfares(s)) shall be subject to Client pre-approval.

Stock. Client and Consultant agree that Consultant shall receive 400,000 shares of Client s freely tradable public common stock in the capital of the Company to be delivered to Consultant immediately after the filing of the appropriate SEC filings.

Obligations  of  Client

Cooperation. Client shall company with all reasonable requirement of Consultant and provided access to all documents reasonably necessary for the performance of Consultant s duties under this Agreement.

Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

Termination  of  Agreement

Termination on Notice. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party. Upon Consultant receiving 30 days written notification of termination of this Agreement by Client, they are to receive full payment for services, expenses and the monthly fee as stated in item 3.2 of this Agreement. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force for a period of twelve (12) months.

Termination of Occurrence of Stated Event. This Agreement will terminate automatically on the occurrence of the following event:
bankruptcy or insolvency of either party; and non-payment of performance as stated in this Agreement by Client.

General  Provisions
Further Acts. Each operate agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and my be amended only by a written instrument signed by the parties affected thereby, or their respective successor s or assigns. This Agreement cancels and supersedes all prior agreements, if any, oral or written, among Client and Consultant.

Severability. If any provision of this Agreement shall be held invalid such invalidity shall not affect the other provision hereof, and to this extent the provisions of this Agreement are intended to be and Shall be deemed severable.

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original by tall of which together shall constitute on and the same instrument.

Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, to the address of the parties set forth in the first paragraph of this Agreement or at such address as may have been provided in like manner in writing to both of the parties to this Agreement.

Any notice that is sent by mail under this Agreement shall be considered received on the date on which it is actually delivered to the premises of the party of whom it is properly addressed, such date to be conclusively evidenced by the date of the return receipt.

Governing Law. This Agreement shall be construed in accordance with, and governed by the laws of the State of Texas.

Assignment. No party to this Agreement may assign this Agreement or its right or obligations hereunder without the written consent of the other.

Headings. The heading of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, person, entity or entities may require.

Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

Arbitration. Any controversy, claim, misunderstanding, course of action, matter in question, breach, disagreement, dispute, or other related matter arising out of, or relating to this Agreement, or the relationship between the parties, shall be decided b y mandatory binding arbitration before the American Arbitration Association, State of Colorado, or as designated by the Consultant. In such arbitration, the parties shall be entitled to the full discovery rights accorded to litigants under the Laws of the State of Illinois.

The prevailing party shall be entitled to recover all costs and expenses incurred, including its reasonable attorney s fees, related costs, and any advanced arbitration expenses.

Indemnification. Consultant will indemnify and hold harmless Client and its officers, directors, agents and employees against any expenses, which may be incurred by Client as a result of statements made by Consultant which are inaccurate or misleading or the failure by Consultant to state facts, which are necessary to be stated in order to make statements made not misleading.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Paul  Taylor
CEO
MarketCentral.net  Corp


/s/Paul  Taylor
   Paul  Taylor

ACCEPTED  BY  ANDREW  LEWIS


/s/Andrew  Lewis
   Andrew  Lewis
   (The  Consultant)

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                                    EXHIBIT 2

                               OPINION OF COUNSEL

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                                        9


                                 LAW OFFICES OF
                                 William Stocker
                    34700  Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
               phone  (949)  248-9561       fax (949)  248-1688

                                  June  20,  2001

To  the  President  and  the
Board  of  Directors
MarketCentral.net  Corp.
6401  South  Boston  Street
Englewood  CO  80111                          re:  Opinion  of  Special  Counsel

     Dear  Gentlemen:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $40,000 in the form of 400,000 shares of common stock to be registered thereby.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The three Engagement Agreements are not qualified plans of any kind or sort and are not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.10 per share for $0.10 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed pursuant to the three Engagement Agreements were direct or indirect commissions or compensation for raising funds for the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,
                               /s/William Stocker
                                 William Stocker
                           special securities counsel

                                       10